ADMINISTRATIVE SERVICES AGREEMENT

Nationwide Financial Services, Inc. ("NFS") and Salomon Brothers Asset Management Inc ("SBAM") mutually agree to the arrangements set forth in this Agreement (the "Agreement") dated as of September , 1999.

WHEREAS, NFS is the holding company for Nationwide Life Insurance Company and its wholly-owned subsidiary, Nationwide Life and Annuity Insurance Company, (collectively referred to herein as "Nationwide"), each of which issues Variable Annuity Contracts (the "Contracts") and/or Variable Life Insurance Policies (the "Policies"); and

WHEREAS, amounts invested in the Contracts and/or Policies by Contract owners or Policy holders are deposited in separate accounts of the Nationwide which will in turn purchase shares of certain portfolios of the Salomon Brothers Variable Series Funds Inc (the "Fund"), each of which is an investment option offered under the Contracts or Policies; and

WHEREAS, the Fund and SBAM, as adviser to the Fund, expect to derive savings in administrative expenses by virtue of having separate accounts of the Nationwide as shareholders of record of Fund shares, rather than numerous public shareholders, and having NFS, or an entity on its behalf, perform certain administrative services for the Fund (which are identified on Schedule A hereto); and

WHEREAS, neither NFS nor any other person has any contractual or other legal obligation to perform such administrative services for the Fund; and

WHEREAS, NFS desires to be compensated for providing such administrative services to the Fund; and

WHEREAS, SBAM desires that it benefit from the lower administrative expenses expected to result from the administrative services performed by NFS, or an entity on its behalf;

NOW, THEREFORE, the parties agree as follows:

1. ADMINISTRATION EXPENSE PAYMENTS

(a)  SBAM agrees to pay NFS an amount as identified and described on Schedule B hereto.

(b)  SBAM shall calculate the payment contemplated by this Section 1 at the end of each calendar quarter and will make such payment to NFS, without demand or notice by NFS, reasonably promptly thereafter.

(c)  The payment will be paid to NFS by electronic transfer as soon as practicable, but no later than 30 days after the end of the period in which they were earned. The payment will be paid on a quarterly basis. Such payment shall be accompanied or preceded by a statement showing the calculation of the showing the calculation of the amounts being paid by the Adviser for the relevant period and such other supporting data as may be reasonably requested by NFS.

(d)  The payment shall be calculated as an annualized percentage of the average aggregate amount invested in the Funds under the Contracts issued by the Variable Accounts for the applicable period. The average aggregate amount shall be computed by totaling the aggregate investment (net asset value multiplied by the total number of Fund shares held in the Variable Accounts) on each calendar day during the period and dividing it by the number of days in the period.

2.            TERM

This Agreement shall remain in fu11 force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with Section 3 hereof.

3.            TERMINATION

(a)  This Agreement will be terminated upon mutual agreement of the Parties hereto in writing.

(b)  Either party to this Agreement may, by notice to the other party delivered at least ninety (90) days in advance, elect to terminate this Agreement.

(c)  This Agreement shall automatically terminate upon (1) the termination of the Participation Agreement between Nationwide and the Fund; (2) a material breach of this Agreement by NFS or the Adviser; or (3) an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940. However, the parties agree that a payment will be paid to NFS according to this Agreement with respect to each Fund as long as shares of such Fund are held by the Variable Accounts. This provision will survive the termination of the corresponding Fund Participation Agreement.

4.            AMENDMENT

This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5.            NOTICES

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

(a) to SEAM at 7 World Trade Center, New York, New York 10048, attention: General Counsel.

{b) to NFS at One Nationwide Plaza, Columbus Ohio 43215, attention: Senior Vice President - Sales-Financial Services.

6. MISCELLANEOUS

(a)  Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(b)  Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of either party hereto shall be assigned without the written consent of the other party.

(c)  Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(d)  Counterparts. This Agreement may be executed in counterparts, each which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e)  Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law provisions thereof.

(f)   Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency or competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(g)  NFS and the Adviser agree that the payment described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds or the Contracts.

(h)  Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

SALOMON BROTHERS ASSET

Title: Chief Compliance Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCHEDULE A
ADMINISTRATIVE SERVICES FOR THE FUND

MAINTENANCE OF BOOKS AND RECORDS

B            Maintaining a record of she purchases to assist transfer agent in recording issuance of shares.

B            Performing miscellaneous account services to assist transfer agent in recording transfers of shares (via net purchase and sale orders).

B            Reconciliation and balancing of the separate account at the Fund level in the general ledger and reconciliation of cash accounts at general account.

PURCHASE ORDERS

B            Determination of net amount of cash flow into F.

B            Reconciliation and deposit of receipts at Fund level and confirmation thereof. REDEMPTION ORDERS

B            Determination of net amount required for redemptions by Fund.

B            Notification to Fund of cash required to meet payments for redemption. REPORTS

B            Periodic information reporting to the Fund as mutually agreed to in writing by NFS or an entity on its behalf and the Fund.

FUND-RELATED CONTRACT OWNER SERVICES

B            Telephonic support for Contract owners and Policy Holders with respect to inquiries about the Fund (not including information about performance or related to sales.)

OTHER ADMINISTRATIVE SUPPORT

B            Sub-Accounting services as mutually agreed to in writing by NFS and the Fund.

B            Providing other administrative support to the Fund as mutually agreed to in writing by NFS and the Fund.

B            Relieving the Fund of other usual or incidental administrative services provided to individual shareholders as mutually agreed to in writing by NFS and the Fund.

B            Preparation of reports to certain third-party reporting services as mutually agreed to in writing by NFS and the Fund.

AMENDMENT NO. 1 TO SCHEDULE B

TO ADMINISTRATIVE SERVICES AGREEMENT

This amendment corresponds to the Administrative Services Agreement dated September 1999

The Administrative Services Agreement between Nationwide and SALOMON BROTHERS ASSETS MANAGEMENT INC is applicable to the following portfolios of the Fund:

SEPARATE ACCOUNTS UTILIZING THE FUNDS	CORRESPONDING NATIONWIDE CONTRACT	PORTFOLIOS AVAILABLE UNDER THE CONTRACTS
Nationwide Private Client Corporate Variable Universal Life	Nationwide Private Clients Corporate Variable Universal Life
•  Salomon Brothers Variable Total Return Fund- XX bps
•  Salomon Brothers Variable Capital Fund- XX bps
•  Salomon Brothers Variable High Yield Bond Fund- XX bps
•  Salomon Brothers Variable Strategic Bond Fund-XX bps
•  Salomon Brothers Variable Investors Fund- XX bps

Nationwide Qualified Plans Variable Account (‘APVA”)	Qualified Plans Variable Group Annuity Contract	• Small Cap Growth Fund- XX bps • International Equity Fund-XX bps • Capital Fund- XX bps • Investors Growth Fund- XX bps • High Yield Bond- XX bps • Strategic Bond Fund- XX bps

The applicable annual fee shown herein above shall be of the aggregate investments in the portfolios of the Fund by all separate accounts of Nationwide related to the Contracts and Policies as a percentage of the daily net asset value of such investments.

NATIONWIDE FINANCIAL SERVICES, INC.                                                                                                           SALOMON BROTHERS ASSET
MANAGEMENT INC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: